Exhibit 99.1

Pacific Biosciences Reports Fourth Quarter 2014 Financial Results

Menlo Park, Calif. –  February 3, 2015 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today reported an 85% increase in revenue to $16.9 million for the fourth quarter ended December 31, 2014, compared to $9.1 million for the fourth quarter of 2013.

Fourth quarter 2014 revenue reflects the delivery of 15 PacBio® RS II Sequencing instruments, compared to five instruments during the fourth quarter of 2013. The Company also booked orders for 10 instruments during the period, ending the quarter with 15 in backlog.

Gross profit increased $1.2 million to $4.4 million for the quarter, resulting in a gross margin of 26.3%, compared to gross profit of $3.2 million and a gross margin of 34.9% for the fourth quarter of 2013.  Higher revenue in the fourth quarter of 2014 led to the increase in gross profit, while the higher mix of revenue from instruments, which has lower margins than other revenue segments, led to the decrease in gross margin.

Operating expenses totaled $22.3 million for the quarter, compared to $20.2 million for the fourth quarter of 2013. Operating expenses for the fourth quarters of 2014 and 2013 included non-cash stock-based compensation of $2.7 million and $2.4 million, respectively.

The net loss for the quarter was $19.0 million, compared to $17.2 million for the fourth quarter of 2013.

Cash and investments at December 31, 2014 totaled $101.3 million, compared to $112.5 million at December 31, 2013.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its fourth quarter 2014 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS II Sequencing System to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, the company’s products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes in the most comprehensively studied human cell lines;  targeted sequencing to more comprehensively characterize genetic variations; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. Our technology provides the industry’s highest consensus accuracy and longest read lengths along with the ability to detect real-time kinetic information. The PacBio RS II System, including consumables and software provides a simple, fast, end-to-end workflow for SMRT Sequencing.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including future revenue implied by backlog. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and could materially affect actual results. Factors that could materially affect actual results can be found in our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K and 10-Q, and include those listed under the caption "Risk Factors." The Company undertakes no obligation to update forward-looking statements.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three-Month Periods Ended		Twelve-Month Periods Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
Product revenue	$12,923	$5,791	$35,299	$20,039
Service and other revenue	2,285	1,647	8,511	6,446
Contractual revenue	1,696	1,696	16,784	1,696
Total revenue	16,904	9,134	60,594	28,181
Cost of Revenue:
Cost of product revenue	10,578	4,568	29,626	15,706
Cost of service and other revenue	1,888	1,377	7,566	6,056
Total cost of revenue	12,466	5,945	37,192	21,762
Gross profit	4,438	3,189	23,402	6,419
Operating Expense:
Research and development	12,331	11,133	48,230	45,217
Sales, general and administrative	10,001	9,060	38,026	38,745
Total operating expense	22,332	20,193	86,256	83,962
Operating loss	(17,894)	(17,004)	(62,854)	(77,543)
Interest expense	(725)	(693)	(2,828)	(2,478)
Other income (expense), net	(356)	466	(478)	728
Net loss	$(18,975)	$(17,231)	$(66,160)	$(79,293)
Basic and diluted net loss per share	$(0.26)	$(0.26)	$(0.94)	$(1.26)
Shares used in computing basic and diluted net loss per share	72,729	66,190	70,475	62,784

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	December 31,	December 31,
	2014	2013
Assets
Cash and investments	$101,348	$112,528
Accounts receivable	3,406	2,746
Inventory	11,335	10,050
Prepaid and other current assets	1,671	1,135
Property and equipment	6,601	9,236
Other long-term Assets	162	490
Total Assets	$124,523	$136,185

Liabilities and Stockholders' Equity
Accounts payable	$5,608	$1,717
Accrued expenses	11,441	7,905
Deferred service revenue	7,250	4,564
Deferred contractual revenue	26,520	33,304
Other liabilities	3,687	5,619
Financing derivative	944	549
Notes payable	14,124	13,347
Stockholders' equity	54,949	69,180
Total Liabilities and Stockholders' Equity	$124,523	$136,185